Exhibit 10.8

EMPLOYMENT AGREEMENT

This Employment Agreement, dated as of October 1, 2024 (this “Agreement”), is made and entered into by and between Callan JMB Inc., a Nevada corporation (the “Company”), and David J. Croyle, M.D. (the “Executive” and together with the Company, the “Parties” and individually a “Party”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 11.

RECITALS

WHEREAS, subject to the terms and conditions hereinafter set forth, Company wishes to employ Executive as its Chief Medical Officer and Executive wishes to be employed by Company as its Chief Medical Officer.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions, and conditions set forth in this Agreement, the adequacy and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

AGREEMENT

1.	Employment. Subject to the terms and conditions set forth in this Agreement, Company hereby offers, and Executive hereby accepts employment with Company, as of the date first above written (the “Effective Date”).

2.	Term. The Executive’s employment hereunder shall be effective as of the 1st day of the Initial Public Offering and shall continue for two year (the “Initial Term”), unless terminated earlier pursuant to the terms of this Agreement; provided that, on expiry of such Initial Term, the Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one (1) years (each “Renewal Term”), unless either Party provides written notice of its intention not to extend the term of the Agreement at least 90 days prior to the applicable renewal date. The Initial Term and each Renewal Term are hereinafter referred to as the “Term.”

3.	Capacity and Performance.

(a)	During the Term, the Executive shall be employed by Company on a full-time basis as its Chief Medical Officer. Executive shall perform such duties and responsibilities as directed by the Board of Directors of the Company (the “Board”), consistent with Executive’s position on behalf of Company.

(b)	Executive shall devote his full business time, attention, skill, and best efforts to the performance of his duties under this Agreement and shall not engage in any other business or occupation during the Term, including, without limitation, any activity that: (x) conflicts with the interests of the Company or any other member of the Company Group, (y) interferes with the proper and efficient performance of Executive’s duties for the Company, or (z) interferes with Executive’s exercise of judgment in the Company’s best interests. Notwithstanding the foregoing, nothing herein shall preclude Executive from: (i) serving, with the prior written consent of the Board, as a member of the Board of Directors or Advisory Board (or the equivalent in the case of a non-corporate entity) of a noncompeting for-profit business and one or more charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing Executive’s personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), and (iii) shall be limited by Executive so as not to materially interfere, individually or in the aggregate, with the performance of his duties and responsibilities hereunder.

(c)	Executive’s employment with Company shall be exclusive with respect to the business of Company. Accordingly, during the Term, Executive shall devote Executive’s full business time and Executive’s best efforts, business judgment, skill and knowledge to the advancement of the business and interests of Company and the discharge of Executive’s duties and responsibilities hereunder, except for permitted vacation (and other paid time off) periods, reasonable periods of illness or incapacity, and reasonable and customary time spent on civic, charitable and religious activities, in each case such activities shall not interfere in any material respect with Executive’s duties and responsibilities hereunder.

(d)	During the Term, the Executive will report directly to the Chief Executive Officer.

(e)	On the Effective Date, the Board shall appoint Executive as the Chief Medical Officer.

(f)	Executive shall be employed to perform his duties under this Agreement at the primary office location of Company, or at such other location or locations as may be mutually agreeable to Executive and Company. Notwithstanding this, it is expected that the Executive shall be required to travel a reasonable amount of time in the performance of his duties under this Agreement.

4.	Compensation and Benefits.

(a)	Base Salary. For services performed by Executive under this Agreement, Company shall pay Executive an annual base salary of $100,000 from Effective Date through December 31, 2025, $130,000 from January 1, 2026, through December 31, 2026, and $160,000 from January 1, 2027 through December 31, 2027, minus applicable withholdings and deductions, payable at the same times as salaries are payable to other executives of Company (the “Base Salary”). During the Term, the Base Salary shall be reviewed by the Compensation Committee and/or the Board each year, and the Board may, from time to time, increase such Base Salary and any reference to “Base Salary” herein shall refer to such Base Salary, as increased.

(b)	Annual Bonus. For each fiscal year of the Company during the Term, the Company shall afford Executive the opportunity to earn an incentive bonus (“Bonus”) as described in this Section 4(b). The aggregate target Bonus payable to Executive under such program(s) shall equal thirty percent (30%) of the Base Salary for such fiscal year and shall be payable to the extent the applicable performance goals are achieved (which goals and payment matrices shall be set by the Compensation Committee of the Board in its discretion). The amount of the Bonus will be determined by certification by the Board that the applicable goals have been achieved, and the Board shall promptly provide such certification following the achievement of the applicable goals. The amount payable under this Section 4(b) shall be paid by the seventh (7th) day following the approval of the annual audited financial statements by the Board or its audit committee, as applicable, for the calendar year in which the Bonus is earned or if later, the fifteenth (15th) day of the third month following the end of the Company’s fiscal year in which the Bonus is earned.

(c)	Other Executive Benefits. During the Term, the Executive shall be entitled to participate in all executive benefit plans, including health and 401(k) plans, from time to time generally in effect for Company’s executives (collectively, “Benefit Plans”). Such participation and receipt of benefits under any such Benefit Plans shall be on the same terms (including cost-sharing between Company and Executive) as are applicable to other Company executives and shall be subject to the terms of the applicable plan documents and generally applicable Company policies. The Company may alter, modify, add to or delete the Benefit Plans in a manner nondiscriminatory to Executive at any time in accordance with applicable plan rules.

(d)	Vacation. The Executive shall be entitled to an annual vacation of 20 days plus ten established holiday days per full calendar year of his employment with the Company hereunder. Any unused vacation in one accrued calendar year may not be carried over to any subsequent calendar year.

(e)	Business and Travel Expenses. Company shall pay or reimburse Executive for all reasonable, customary and necessary business expenses (including cell phone, travel, lodging, networking, and entertainment expenses) which are correctly documented and incurred or paid by Executive in the performance of Executive’s duties and responsibilities hereunder, subject to the rules, regulations, and procedures of Company and in effect from time to time.

5.	Termination of Employment; Severance Benefits. Notwithstanding the provisions of Section 2, the Executive’s employment hereunder shall terminate under the following circumstances:

(a)	Death. If Executive dies during the Term, Executive’s employment hereunder shall immediately and automatically terminate. In such event, Company shall pay to Executive’s designated beneficiary or, if no beneficiary has been selected by Executive, to Executive’s estate, the Final Compensation. Company shall have no further obligation hereunder to Executive, Executive’s beneficiary, or Executive’s estate upon the termination of Executive’s employment under this Section 5(a) including, specifically, that the provisions of Section 5(d) shall not apply.

(b)	Disability.

(i)	Company may terminate Executive’s employment hereunder due to Executive’s Disability during the Term by giving Executive thirty (30) days’ written notice of its intent to terminate, but in no event shall such termination be effective prior to the expiration of the time periods in the definition of “Disability.” Notwithstanding the foregoing, Company will, after engaging in an interactive process with Executive to discern whether reasonable accommodation(s) can be provided without undue hardship upon Company, offer Executive reasonable accommodation(s) to enable Executive to perform the essential functions of Executive’s position to the extent required by applicable law (if any) before terminating Executive’s employment hereunder. Executive may decline such reasonable accommodation, in which case Executive’s employment hereunder will terminate as provided in this subsection.

(ii)	In the event of such termination for Disability, Executive will receive Executive’s Final Compensation. Company shall have no further obligation hereunder to Executive upon termination of Executive’s employment under this Section 5(d), including, specifically, that the provisions of Section 5(d) shall not apply.

(iii)	Subject to Executive’s rights under the Family and Medical Leave Act (FMLA) and the Americans with Disabilities Act (ADA), Company may designate another Executive to act in Executive’s place during any period of Executive’s Disability during which Executive is unable to perform the essential functions of Executive’s position with or without reasonable accommodation. Notwithstanding any such designation, Executive shall continue to receive the Base Salary in accordance with Section 4(a) and coverage under the Benefit Plans in accordance with Section 4(b), to the extent permitted by the then-current terms of the applicable benefit plans and as provided under the FMLA, if applicable, until the earliest to occur of: (A) the end of the Term, (B) Executive becomes eligible for disability income benefits under Company’s disability income plan, or (C) the termination of Executive’s employment.

(iv)	While receiving disability income payments under Company’s disability income plan (if applicable), Company will continue to pay to Executive Executive’s Base Salary under Section 4(a), but may offset any such disability income payments Executive receives against the Base Salary payments. Executive will also continue to participate in the Benefit Plans in accordance with Section 4(b) and the terms of such Benefit Plans, until the end of the Term or until the termination of Executive’s employment, whichever occurs first.

(v)	If any question arises as to whether during any period Executive has a Disability as defined herein, Executive may, and at the request of Company shall, submit to a medical examination by a qualified, unbiased physician selected by Company and reasonably acceptable to Executive or Executive’s duly appointed guardian, if any, to determine whether Executive has a Disability and such determination shall for the purposes of this Agreement be conclusive of the issue.

(c)	By Company for Cause. Company may terminate Executive’s employment hereunder for Cause, as defined in Section 11(c), at any time upon notice to Executive setting forth in reasonable detail the nature of such Cause. Upon the giving of notice of termination of Executive’s employment hereunder for Cause, Executive will receive Executive’s Final Compensation. Except as provided herein, Company will have no further obligation to Executive upon termination of Executive’s employment under this Section 5(c). Any notice of termination of Executive’s employment hereunder for Cause, or any notice to Executive regarding any event, condition or circumstance that, if not cured, if applicable, in accordance with the above, could give rise to a termination of Executive’s employment hereunder for Cause, shall set forth in detail the applicable event(s), condition(s) or circumstance(s) constituting reason(s) or potential reason(s) for such termination hereunder.

(d)	By Company Other than for Cause or by Executive for Good Reason. Company may terminate Executive’s employment hereunder other than for Cause at any time upon thirty (30) days’ written notice to Executive and Executive may terminate Executive’s employment hereunder for Good Reason at any time upon thirty (30) days’ written notice to Company.

(i)	In the event of a termination of Executive’s employment under this Section 5(d), in addition to the Final Compensation, Executive shall receive:

(1)	payment of applicable Base Salary for the period of (a) six (6) months from the date of termination, when the said termination is effected after first anniversary of the Effective Date, or (b) twelve (12) months from the date of termination, when the said termination is effected after second anniversary of the Effective Date; payable in accordance with the Company’s regular payroll practices, less applicable withholdings, commencing at the conclusion of the period set forth in Section 5(d)(iii); and

(2)	if the date of termination occurs after the end of a calendar year but prior to the date on which a Bonus is paid under Section 4(b), payment of such Bonus as determined under Section 4(b) shall be at the time proscribed by Section 4(b); and

(3)	payment of a pro-rata portion of the amount of Executive’s Bonus for the year in which termination occurs that would have been payable based on actual performance determined under the terms of the Bonus as then in effect for such year, with such pro-rata portion calculated by multiplying the amount of such bonus for the year in which such termination occurs (as determined by the Board based on actual performance for such year) by a number: (x) the numerator of which is the number of days worked by Executive during the year of such termination, and (y) the denominator of which is three hundred sixty-five (365), with such payment to be made after the determination of the Bonus pursuant to Section 4(b).

(ii)	If the Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse the Executive for the monthly COBRA premium paid by the Executive for himself and his dependents. Such reimbursement shall be paid to the Executive on the 1st day of the month immediately following the month in which the Executive timely remits the premium payment. The Executive shall be eligible to receive such reimbursement until the earliest of:

(1)	the first anniversary of the date of termination (provided, however, if the date of termination is after the first anniversary of the Effective Date, the period pursuant to this subsection (1) shall be six (6) months after the date of termination);

(2)	the date the Executive is no longer eligible to receive COBRA continuation coverage; and

(3)	the date on which the Executive receives substantially similar coverage from another employer or other source.

(iii)	Any obligation of Company to Executive under this Section 5(d) (other than for the Final Compensation or for benefits required by law) is conditioned upon Executive’s execution and delivery to Company and the expiration of all applicable statutory revocation periods of a release of claims in the form attached hereto as Exhibit A (the “Executive Release”), provided, that the terms of such Executive Release shall be subject to modification to the extent necessary to comply with: (a) the fact that Company is simultaneously terminating more than one executive as part of a group termination decision or (b) changes in applicable law, if any, occurring after the date hereof, and prior to the date such Executive Release is executed.

(e)	By Executive Other than for Good Reason. Executive may terminate Executive’s employment hereunder other than for Good Reason upon thirty (30) days’ written notice to Company; provided, that Company may, in its sole and absolute discretion, by written notice accelerate such date of termination. In the event of a termination of Executive’s employment under this Section 5(e), Executive will receive the Final Compensation. Company shall have no further obligation hereunder to Executive upon termination of Executive’s employment under this Section 5(e).

(f)	Change in Control Severance. Except as otherwise set forth herein, if a Change in Control occurs, and on, or at any time during the 24 months following, the Change in Control, (i) the Company terminates Executive’s employment for any reason other than Cause or Disability, or (ii) Executive terminates Executive’s employment for Good Reason, Executive shall be entitled to the following benefits:

(i)	The Company shall pay Executive, in a lump sum within 60 days following termination of Executive’s employment, severance equal to two times the sum of Executive’s Base Salary and Bonus (the full, non-prorated Bonus for the year of termination assuming attainment of the targeted performance goals at the 100% payout level).

(ii)	Executive also shall be entitled to receive any and all vested benefits accrued under any other incentive plans to the date of termination of employment, the amount, entitlement to, form, and time of payment of such benefits to be determined by the terms of such incentive plans. For purposes of calculating Executive’s benefits under the incentive plans, Executive’s employment shall be deemed to have terminated under circumstances that have the most favorable result for Executive under the applicable incentive plan.

(iii)	If, upon the date of termination of Executive’s employment, Executive holds any awards with respect to securities of the Company, (i) all such awards that are restricted stock units/options shall immediately become vested and exercisable upon such date and shall be exercisable thereafter until the earlier of the third (3rd) year anniversary of Executive’s termination of employment or the expiration of the full term of the restricted stock units/options; (ii) all restrictions on any such awards of restricted stock, restricted stock units or other awards shall terminate or lapse, and all such awards of restricted stock, restricted stock units or other awards shall be vested and payable; and (iii) all performance goals applicable to any such performance-based awards that are “in cycle” (i.e., the performance period is not yet complete) shall be deemed satisfied at the “target” level (assuming 100% payout), and (iv) all such awards shall be paid in accordance with the terms of the applicable award agreement. The provisions of this subsection shall be subject (and defer) to the provisions of any incentive plan, award agreement or other agreement as it relates to an individual award to the extent such provisions provide treatment that is more favorable to Executive than the treatment described in this subsection and such more favorable provisions in such incentive plan, award agreement or other agreement shall supersede any inconsistent or contrary provision of this subsection. All of Executive’s awards with respect to securities of the Company that are outstanding upon the date of termination of Executive’s employment shall continue to be subject to, and enjoy the benefits and protections under, the terms of the incentive plan, the award agreement and any other plan, agreement, policy or other arrangement to which such awards are subject as of the effective date of Executive’s participation, including any employment security agreement or other written compensation arrangement (even if the remaining terms thereof are waived), without application of this subsection.

(iv)	Executive and Executive’s spouse and other qualified beneficiaries shall be eligible for continued coverage as follows:

(A)	If the Executive, Executive’s spouse and/or Executive’s other qualified beneficiaries are enrolled under a group health plan as defined by COBRA, on the date of termination of Executive’s employment, Executive, Executive’s spouse and/or Executive’s qualified beneficiaries may elect to continue such coverage under COBRA, except that the maximum coverage period shall be extended to no less than the Severance Period (but no more than 1 year) for that Executive, unless, after electing COBRA, the individual attains age 65 and becomes eligible for Medicare, in which case COBRA shall end for that individual. If Executive, Executive’s spouse and/or Executive’s other qualified beneficiaries elect COBRA coverage, the Company shall pay a portion of the COBRA costs for the Severance Period for that Executive (subject to any earlier termination of COBRA). The portion to be paid by the Company shall equal the amount necessary so that the total of the COBRA costs paid by Executive is equal to the costs that would have been paid by Executive for such coverage as an active employee immediately prior to termination of Executive’s employment or, if less, prior to the Change in Control. The cost of COBRA coverage paid by the Company may be taxable income to the Executive and reported on Executive’s Internal Revenue Service Form W-2. Executive, Executive’s spouse and/or Executive’s qualified beneficiaries may continue coverage under COBRA after the Severance Period for that Executive, provided they pay the full COBRA costs and COBRA otherwise remains available.

(B)	The benefits and/or extended coverage provided under this subsection shall cease prior to the date such benefits and/or extended coverage would otherwise end under subsection if and when Executive (A) obtains employment with another employer during the Severance Period and becomes eligible for coverage under any substantially similar plan provided by his/her new employer or (B) fails to pay the required active employee portion of the cost of coverage provided under this subsection in the time and manner specified by the Company or its designee.

(v)	Executive shall be entitled to payment for any accrued but unused vacation in accordance with the Company’s policy in effect at the time of termination of Executive’s employment, in a lump sum within 60 days following such termination. Executive shall not be entitled to receive any payments or other compensation attributable to vacation that would have been earned had Executive’s employment continued during the Severance Period, and Executive waives any right to receive any such compensation.

(vi)	The Company shall, at the Company’s expense, provide Executive with 12 months of executive outplacement services with a professional outplacement firm selected by the Company; provided that Executive must use the outplacement services by no later than the end of the second calendar year following the calendar year in which the termination of Executive’s employment occurred and the total cost of such outplacement services must not exceed any per individual cap on such amounts in the Company’s agreement with the professional outplacement firm selected by the Company.

(vii)	Executive shall not be entitled to reimbursement for any other fringe benefits or perquisite payments during the Severance Period, including but not limited to dues and expenses related to club memberships, automobile, cell phone, expenses for professional services, executive physicals, and other similar perquisites.

(viii)	The Company shall pay as incurred (within ten calendar days following the Company’s receipt of an invoice from Executive) Executive’s out-of-pocket expenses, including attorneys’ fees, incurred by Executive at any time from the date of this Agreement through Executive’s remaining lifetime or, if longer, the statute of limitations for contract claims under applicable state law, in connection with any action taken to enforce the Executive’s rights under this Agreement or construe or determine the validity of this Agreement or otherwise in connection herewith, including any claim or legal action or proceeding, whether brought by Executive or the Company or another party; provided, Executive must be successful through judgment in his/her favor with respect to such action in order to recover fees under this Section 5(f)(viii); provided further, that Executive shall have submitted an invoice for such fees and expenses at least fifteen calendar days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred. The amount of such legal fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Company is obligated to pay in any other calendar year, and Executive’s right to have the Company pay such legal fees and expenses may not be liquidated or exchanged for any other benefit. The Company’s obligation to pay Executive’s eligible legal fees and expenses under this Section 5(f)(viii) shall not be conditioned upon the termination of Executive’s employment.

6.	Effect of Termination.

(a)	Upon termination of Executive’s employment hereunder and subject to the provisions of Section 5 and Section 6(c), Company’s entire obligation to Executive shall be payment of Final Compensation.

(b)	In connection with the cessation of Executive’s service as Chief Medical Officer of Company for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Executive, Executive shall be deemed to have resigned from any and all directorships, committee memberships, and any other positions Executive holds with the Company or any other member of the Company Group. Executive hereby agrees that no further action is required by Executive or any of the preceding to make the transitions and resignations provided for in this paragraph effective, but Executive nonetheless agrees to execute any documentation Company reasonably requests at the time to confirm it and to not reassume any such service or position without the written consent of Company.

(c)	Except as otherwise required by Consolidated Omnibus Budget Reconciliation Act or any similar federal or state law, benefits shall continue or terminate pursuant to the terms of the applicable benefit plan or agreement, without regard to any continuation of Base Salary or other payment to Executive following such date of termination.

(d)	The provisions of this Section 6 shall apply to any termination of employment. Provisions of this Agreement will survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including, without limitation, the obligations of Executive under Section 7 through Section 9.

(e)	Any termination of Executive’s employment with Company under this Agreement shall automatically be deemed to be simultaneous resignation of all other positions and titles (including any director positions) that Executive holds with Company and any Affiliate or subsidiary thereof. This Section 6(e) shall constitute a resignation notice for such purposes.

(f)	Upon termination of the Executive’s employment or upon the Company’s request at any other time, the Executive will deliver to the Company all of the Company’s property, equipment, and documents, together with all copies thereof, and any other material containing or disclosing any Intellectual Property or Confidential Information and certify in writing that the Executive has fully complied with the foregoing obligation. The Executive agrees that the Executive will not copy, delete, or alter any Company computer equipment information before the Executive returns it to the Company. In addition, if the Executive has used any personal computer, server, or email system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, the Executive agrees to provide the Company with a computer-usable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems; and the Executive agrees to provide the Company access to the Executive’s system as reasonably requested to verify that the necessary copying and/or deletion is completed.

7.	Confidential Information.

(a)	Executive acknowledges that Company continually develops Confidential Information, that Executive may develop Confidential Information for Company and that Executive may learn of Confidential Information during the course of employment with Company. Executive will comply with the policies and procedures of Company for protecting Confidential Information and shall not disclose to any Person or use, other than as required by applicable law, regulation or process or for the proper performance of Executive’s duties and responsibilities to Company, any Confidential Information obtained by Executive incidental to Executive’s employment or other association with Company. Executive understands that this restriction shall continue to apply after Executive’s employment terminates, regardless of the reason for such termination.

(b)	Notwithstanding anything contained in this Section 7 to the contrary, nothing contained herein shall prevent Executive from disclosing any Confidential Information required by law, subpoena, court order or other legal processes to be disclosed; provided, that, Executive shall give prompt written notice to Company of such requirement, disclose no more information than is so required and cooperate, at Company’s cost and expense, with any attempt by Company to obtain a protective order or similar treatment with respect to such information.

(c)	Pursuant to the Defend Trade Secrets Act of 2016, Executive understands that:

(i)	Executive may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding; and

(ii)	if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the employer’s trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if Executive files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

8.	Assignment of Rights to Intellectual Property. Executive shall promptly and fully disclose to Company all Intellectual Property developed for the benefit of Company in the course of Executive’s employment by Company. Executive hereby assigns and agrees to assign to Company (or as otherwise directed by Company) Executive’s full right, title, and interest in and to all such Intellectual Property. Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by Company (at Company’s expense) to assign to Company the Intellectual Property developed for the benefit of Company in the course of Executive’s employment by Company and to permit Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. Executive will not charge Company for time spent in complying with these obligations. All copyrightable works that Executive creates developed for the benefit of Company in the course of Executive’s employment by Company shall be considered “work made for hire.”

9.	Restricted Activities. Executive agrees that the restrictions on Executive’s activities during and after Executive’s employment set forth below are necessary to protect the goodwill, Confidential Information and other legitimate interests of Company and its successors and assigns:

(a)	During the Term of this Agreement and during the Restricted Period following termination of employment, Executive will not, without the prior written consent of Company, directly or indirectly, and whether as principal or investor or as an Executive, officer, director, manager, partner, consultant, agent, or otherwise, alone or in association with any other Person, firm, corporation, or other business organization, engage or otherwise become involved in a Competing Business (as defined below) in any country in which the Company conducted business during the Term; provided, however, that the provisions of this Section 9 shall apply solely to those activities of a Competing Business which are congruent with those activities with which Executive was personally involved or for which Executive was responsible while employed by the Company or its subsidiaries during the twelve (12) month period preceding termination of Executive’s employment. This Section 9 will not be violated, however, by Executive’s investment of up to $500,000 in the aggregate in one or more publicly-traded companies that engage in a Competing Business. “Competing Business” means a business or enterprise (other than Company or its subsidiaries) that directly competes with the business of the Company as currently conducted or otherwise conducted by the Company during the Term (the “Restricted Activities”). “Restricted Period” means twenty-four (24) months.

(b)	During the Term of this Agreement and during the Restricted Period (as defined above), Executive will not engage in any Wrongful Solicitation. A “Wrongful Solicitation” shall be deemed to occur when Executive directly or indirectly (except in the course of Executive’s employment with Company), for the purpose of conducting or engaging in a Competing Business, calls upon, solicits, advises or otherwise does, or attempts to do, business with any Person who is, or was, during the then most recent 12-month period, a customer of Company or any of its subsidiaries, or takes away or interferes or attempts to take away or interfere with any custom, trade, business, patronage or affairs of Company or any of its subsidiaries, or hires or attempts to hire any Person who is, or was during the most recent 12-month period, an Executive, officer, representative or agent of Company or any of its subsidiaries, or solicits, induces, or attempts to solicit or induce any Person who is an Executive, officer, representative or agent of Company or any of its subsidiaries to leave the employ or agency of the Company or any of its subsidiaries, or violate the terms of their contract, or any employment consulting or agent agreement, with it.

(c)	It is expressly understood and agreed that although Executive and Company consider the restrictions contained in this Section 9 to be reasonable if a court makes a final judicial determination of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as the court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(d)	Executive expressly understands that in the event of a violation of any period specified in this Section 9, such period shall be extended by a period of time equal to that period beginning with the commencement of any such violation and ending when such violation shall have been finally terminated in good faith.

10.	Enforcement of Covenants. Executive acknowledges that Executive has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon Executive pursuant to Sections 7, 8 and 9, and Executive agrees that these restraints are necessary for the reasonable and proper protection of Company and its successors and assigns and that each and every one of the restraints is reasonable in respect to the subject matter, length of time and geographic area. Executive further acknowledges that, were Executive to breach any of the covenants in Section 7, Section 8 and/or Section 9 the damage to the Company would be irreparable. Executive therefore agrees that Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by Executive of any of the covenants herein, without any requirement to post a bond or similar security. The Parties further agree that in the event that any provision of Section 7, Section 8 and/or Section 9 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

11.	Definitions. Words or phrases that are initially capitalized or within quotation marks shall have the meanings provided in this Section 11 and as provided elsewhere. For purposes of this Agreement, the following definitions apply:

(a)	“$” refers to U.S. Dollars.

(b)	“Affiliate” means, with respect to any specified Person, any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to either: (i) direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise, or (ii) vote at least fifty percent (50%) or more of the securities having voting power for the election of a majority of the directors (or Persons performing similar functions) of such Person.

(c)	“Cause” means if Executive is discharged by Company on account of the occurrence of one or more of the following events:

(i)	Executive’s continued refusal or failure to perform (other than by reason of Disability) Executive’s material duties and responsibilities to Company if such refusal or failure is not cured within thirty (30) days following written notice of such refusal or failure by Company to Executive, or Executive’s continued refusal or failure to follow any reasonable lawful direction of the Board if such refusal or failure is not cured within thirty (30) days following written notice of such refusal or failure by Company to Executive;

(ii)	willful, grossly negligent or unlawful misconduct by Executive which causes material harm to Company or its reputation;

(iii)	the Company is directed in writing by regulatory or governmental authorities to terminate the employment of Executive or Executive engages in activities that: (i) are not approved or authorized by the Board, and (ii) cause actions to be taken by regulatory or governmental authorities that have a material adverse effect on Company;or

(iv)	a conviction, plea of guilty, or plea of nolo contendere by Executive, of or with respect to a criminal offense which is a felony or other crime involving dishonesty, disloyalty, fraud, embezzlement, theft, or similar action(s) (including, without limitation, acceptance of bribes, kickbacks or self-dealing), or the material breach of Executive’s fiduciary duties with respect to Company.

(d)	“Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)	A transaction or series of transactions (other than an offering of common stock to the general public through a registration statement filed by the Company with the Securities and Exchange Commission) whereby any “Person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its subsidiaries, an Executive benefit plan maintained by the Company or any of its subsidiaries or a “Person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13(d)(3) under the Exchange Act) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities outstanding immediately after such acquisition;

(ii)	The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions:

(A)	which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the Person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such Person, the “Successor Entity”) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(B)	after which no Person or group beneficially owns voting securities representing fifty percent (50%) or more of the combined voting power of the Successor Entity; provided, however, that no Person or group shall be treated for purposes of this Section 11(d) as beneficially owning fifty percent (50%) or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

A transaction shall not constitute a Change in Control if its sole purpose is to change the State of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(e)	“Code” means the Internal Revenue Code of 1986, as amended.

(f)	“Company” has the meaning ascribed to it in the preamble of this Agreement.

(g)	“Company Group” shall mean the Company together with any of its direct or indirect subsidiaries.

(h)	“Compensation Committee” shall mean the committee of the Board designated to make compensation decisions relating to senior executive officers of the Company.

(i)	“Confidential Information” means any and all nonpublic information of the Company. Confidential Information includes, without limitation, such information relating to (i) the development, research, testing, manufacturing, marketing, and financial activities of the Company, (ii) the Services, (iii) the costs, sources of supply, financial performance, and strategic and/or business plans of Company, (iv) the identity and special needs of the customers and prospective customers of Company, and (v) the people and organizations with whom Company has business relationships and those relationships. Confidential Information also includes any information that Company has received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information would not be disclosed. Notwithstanding the foregoing, “Confidential Information” does not include (x) any information that is or becomes generally known to the industry or the public through no wrongful act of Executive or any representative of Executive and (y) any information that is made legitimately available to Executive by a third Party without breach of any confidentiality obligation.

(j)	“Disability” means Executive’s inability, due to any illness, injury, accident or condition of either a physical or psychological nature, to substantially perform Executive’s duties and responsibilities hereunder for a period of one hundred twenty (120) consecutive days, or for any one hundred and eighty (180) days during any period of three hundred and sixty-five (365) consecutive calendar days, exclusive of any leave Executive may take under the Family and Medical Leave Act, 29 U.S.C. § 12101 et seq. (“FMLA”) or as a reasonable accommodation under the Americans with Disabilities Act, 29 U.S.C. § 2601 et seq. (“ADA”).

(k)	“Final Compensation” means the amount equal to the sum of: (i) the Base Salary earned but not paid through the date of termination of employment, payable not later than the next scheduled payroll date, (ii) any business and related expenses and allowances incurred by Executive or to which Executive is entitled under Section 4(g) but unreimbursed on the date of termination of employment; provided that with respect to business expenses unreimbursed under Section 4(g), such expenses and required substantiation and documentation are submitted within one hundred eighty (180) days of termination in the case of termination on account of Executive’s death, or thirty (30) days on account of termination for any reason other than death, and that such expenses are reimbursable under Company’s applicable reimbursement policy, and (iii) any other supplemental compensation, insurance, retirement or other benefits due and payable or otherwise required to be provided under Section 4 in accordance with the terms and conditions of the applicable plan or agreement.

(l)	“Good Reason” means, without Executive’s express written consent: (i) a material reduction in the Base Salary, then in effect, except a material diminution generally affecting all of the members of the Company’s management, (ii) a material reduction in job title, position or responsibility, (iii) a material breach of any term or condition contained in this Agreement, or (iv) a relocation of Executive’s principal worksite that is more than fifty (50) miles from Executive’s principal worksite as of the Effective Date. However, none of the foregoing events or conditions will constitute “Good Reason” unless (i) Executive provides Company with written notice of the existence of Good Reason within ninety (90) days following the occurrence thereof, (ii) Company does not reverse or otherwise cure the event or condition within thirty (30) days of receiving that written notice, and (iii) Executive resigns Executive’s employment within thirty (30) days following the expiration of that cure period.

(m)	“Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during Executive’s employment that relate to either the Services or any prospective activity of Company or that make use of Confidential Information or any of the equipment or facilities of Company.

(n)	“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust, and any other entity or organization other than Company.

(o)	“Sale of Company” means the sale of Company to an independent third Party or group of independent third Parties pursuant to which such Party or Parties acquire: (i) equity interests possessing the voting power under normal circumstances to elect a majority of the Board of Directors or similar governing body of Company (whether by merger, consolidation or sale or transfer of such equity interests), or (ii) all or substantially all of Company’s assets determined on a consolidated basis.

(p)	“Services” means all services planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by Company, together with all products provided or planned by Company, during Executive’s employment.

(q)	“Severance Period” shall mean that number of years or partial years following termination of Executive’s employment equal to the number of years or partial years of Base Salary that the Executive receives under Section 5(f).

(r)	“Term End Date” shall mean the last day of the Term of this Employment Agreement.

12.	Withholding. All payments made by Company under this Agreement may be reduced by any tax or other amounts required to be withheld by Company under applicable law or by any amounts authorized in writing by Executive.

13.	Assignment. Neither Company nor Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that Company may assign its rights and obligations under this Agreement without the consent of Executive in the event of a Sale of Company. This Agreement shall inure to the benefit of and be binding upon Company and Executive, their respective successors, executors, administrators, heirs and permitted assigns.

14.	Compliance with Code Section 409A.

(a)	Notwithstanding any provision of this Agreement to the contrary, Executive’s employment will be deemed to have terminated on the date of Executive “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with Company.

(b)	It is intended that this Agreement will comply with Section 409A of the Code, and any regulations and guideline issued thereunder (“Section 409A”) to the extent that any compensation and benefits provided hereunder constitute deferred compensation subject to Section 409A. This Agreement shall be interpreted on a basis consistent with this intent. The Parties will negotiate in good faith to amend this Agreement as necessary to comply with Section 409A in a manner that preserves the original intent of the Parties to the extent reasonably possible. No action or failure to act, pursuant to this Section 14 shall subject Company to any claim, liability, or expense, and Company shall not have any obligation to indemnify or otherwise protect Executive from the obligation to pay any taxes pursuant to Section 409A of the Code.

(c)	For purposes of the application of Treas. Reg. § 1.409A-1(b)(4)(or any successor provision), each payment in a series of payments will be deemed a separate payment.

(d)	Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Agreement by reason of Executive’s separation from service during a period in which Executive is a “specified Executive” (as defined under Code Section 409A and the final regulations thereunder), then, subject to any permissible acceleration of payment by Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(i)	if the payment or distribution is payable in a lump sum, the Executive’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of Executive’s death or the first day of the seventh month following Executive’s separation from service; and

(ii)	if the payment or distribution is payable over time, the amount of such non-exempt deferred compensation that would otherwise be payable during the six months immediately following Executive’s separation from service will be accumulated, and the Executive’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of Executive’s death or the first day of the seventh month following Executive’s separation from service, whereupon the accumulated amount will be paid or distributed to Executive and the normal payment or distribution schedule for any remaining payments or distributions will resume.

This Section 14(d) should not be construed to prevent the application of Treas. Reg § 1.409A-1(b)(9)(iii)(or any successor provision) to amounts payable hereunder (or any portion thereof).

15.	Golden Parachute Limitation. Notwithstanding anything in this Section or elsewhere in this Agreement to the contrary, in the event the payments and benefits payable hereunder to or on behalf of Executive (which the Parties agree will not include any portion of payments allocated to the non-competition and non-solicitation provisions of Section 9) that are classified as payments of reasonable compensation for purposes of Section 280G of the Code, when added to all other amounts and benefits payable to or on behalf of Executive, would result in the loss of a deduction under Code Section 280G, or the imposition of an excise tax under Code Section 4999, the amounts and benefits payable hereunder shall be reduced to such extent as may be necessary to avoid such loss of deduction or imposition of excise tax. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Code Section 409A and where two or more economically equivalent amounts are subject to reduction, but payable at different times, such amounts shall be reduced on a pro-rata basis. All calculations required to be made under this subsection will be made by the Company’s independent public accountants, subject to the right of Executive’s professional advisors to review the same. The Parties recognize that the actual implementation of the provisions of this subsection are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.

16.	Successors.

(a)	Company’s Successors. Subject to Section 5(f), any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 16 or which becomes bound by the terms of this Agreement by operation of law.

(b)	Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees

17.	Clawback Provisions. Any amounts payable under this Agreement are subject to any policy (whether in existence as of the Effective Date or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to the Executive. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

18.	Indemnification. Company will indemnify Executive to the fullest extent permitted by law, for all amounts (including, without limitation, judgments, fines, settlement payments, expenses and reasonable out-of-pocket attorneys’ fees) incurred or paid by Executive in connection with any action, suit, investigation or proceeding, or threatened action, suit, investigation or proceeding, arising out of or relating to the performance by Executive of services for, or the acting by Executive as a director, officer or Executive of, Company, or any subsidiary of Company. Any fees or other necessary expenses incurred by Executive in defending any such action, suit, investigation or proceeding shall be paid by Company in advance, subject to Company’s right to seek repayment from Executive if a determination is made that Executive was not entitled to indemnification.

19.	Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in the circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

20.	Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving Party. The failure of either Party to require the performance of any term or obligation of this Agreement, or the waiver by either Party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

21.	Survival. Section 6 through and including Section 32 shall survive and continue in full force in accordance with their terms notwithstanding the termination of Executive’s employment (and hence the Term of this Agreement) for any reason.

22.	Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in Person, with respect to notices delivered personally, or upon confirmed receipt when delivered by facsimile or deposited with a reputable, nationally recognized overnight courier service and addressed or faxed to Executive at Executive’s last known address on the books of Company or, in the case of Company, at its principal place of business, attention: Secretary, Board of Directors.

23.	Entire Agreement. This Agreement constitutes the entire agreement between the Parties (including with respect to Company, its successors and assigns) with respect to Executive’s employment and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of Executive’s employment.

24.	Amendment. This Agreement may be amended or modified only by a written instrument signed by Executive and by an expressly authorized representative of Company.

25.	Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

26.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. Furthermore, the delivery of a copy of such signature by facsimile transmission or other electronic exchange methodology shall constitute a valid and binding execution and delivery of this Agreement by such Party, and such electronic copy shall constitute an enforceable original document. Counterpart signatures need not be on the same page and shall be deemed effective upon receipt.

27.	Additional Obligations. Without implication that the contrary would otherwise be true, Executive’s obligations under Section 7, Section 8 and Section 9 are in addition to, and not in limitation of, any obligations that Executive may have under applicable law (including any law regarding trade secrets, duty of loyalty, fiduciary duty, unfair competition, unjust enrichment, slander, libel, conversion, misappropriation and fraud).

28.	Attorneys’ Fees. In any action or proceeding brought to enforce any provision of this Agreement, the prevailing Party shall be entitled to recover reasonable attorneys’ fees, costs, and expenses from the other Party to the action or proceeding. For purposes of this Agreement, the “prevailing Party” shall be deemed to be that Party who obtains substantially the result sought, whether by settlement, mediation, judgment or otherwise, and “attorneys’ fees” shall include, without limitation, the reasonable out-of-pocket attorneys’ fees incurred in retaining counsel for advice, negotiations, suit, appeal or other legal proceeding, including mediation and arbitration.

29.	Confidentiality. The Parties acknowledge and agree that this Agreement and each of its provisions are and shall be treated strictly confidential. During the Term and thereafter, Executive shall not disclose any terms of this Agreement to any Person or entity without the prior written consent of Company, with the exception of Executive’s tax, legal or accounting advisors or for legitimate business purposes of Executive, or as otherwise required by law.

30.	No Rule of Construction. This Agreement shall be construed to be neither against nor in favor of any Party hereto based upon any Party’s role in drafting this Agreement, but rather in accordance with the fair meaning hereof.

31.	Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the state of Texas.

32.	WAIVER OF JURY TRIAL. EXECUTIVE AND THE COMPANY EXPRESSLY WAIVE ANY RIGHT EITHER MAY HAVE TO A JURY TRIAL CONCERNING ANY CIVIL ACTION THAT MAY ARISE FROM THIS AGREEMENT OR THE RELATIONSHIP OF THE PARTIES HERETO.

33.	Conditions. This Agreement and the Executive’s continued employment hereunder is conditional on the Company’s satisfaction (determined in the Company’s sole discretion) that the Executive has met the legal requirements to perform the Executive’s role, including but not limited to satisfactory results of a background and/or credit search or any other applicable security clearance checks and criminal record checks and other reference checks that the Company performs. The Executive acknowledges and agrees that in signing this Agreement, and providing the Company with the necessary documentation to perform the checks required for the Executive’s role and with references, the Executive is providing consent to the Company or its agent, to performs such checks and contact the references the Executive provided to the Company.

34.	Prior Restrictions. By signing below, the Executive represents that the Executive is not bound by the terms of any agreement with any Person which restricts in any way the Executive’s hiring by the Company and the performance of the Executive’s expected job duties; the Executive also represents that, during the Executive’s employment with the Company, the Executive shall not disclose or make use of any confidential information of any other persons or entities in violation of any of their applicable policies or agreements and/or applicable law.

35.	Independent Legal Counsel. By signing below, the Executive hereby acknowledges that the Executive has been encouraged to obtain independent legal advice regarding the execution of this Agreement, and that the Executive has either obtained such advice or voluntarily chosen not to do so, and hereby waives any objections or claims the Executive may make resulting from any failure on the Executive’s part to obtain such advice.

36.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original when executed, but all of which taken together shall constitute the same Agreement. Delivery of an executed counterpart of a signature page to this Agreement by electronic transmission, including in portable document format (.pdf), shall be deemed as effective as delivery of an original executed counterpart of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been executed by Company (by its duly authorized representative) and by Executive, as of the date first above written.

CALLAN JMB INC.

By:	/s/ Wayne Williams
Name:	Wayne Williams
Title:	Chief Executive Officer and President

EXECUTIVE:

/s/ David J. Croyle
David J. Croyle, M.D.

EXHIBIT A

Release of Claims

FOR AND IN CONSIDERATION OF the benefits to be provided me in connection with the termination of my employment, as set forth in that certain Employment Agreement, dated as of October 1, 2024 (the “Agreement”), between me and Callan JMB Inc. (the “Company”), or under any severance pay plan applicable to me, which benefits are conditioned on my signing this Release of Claims and to which I am not otherwise entitled, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with me, hereby release and forever discharge Company and any of its subsidiaries and Affiliates (as that term is defined in Section 11(b) of the Agreement) and all of their respective past, present and future officers, directors, trustees, equity holders, executives, agents, managers, joint venturers, representatives, successors and assigns, and all others connected with any of them (collectively, the “Released Parties”), both individually and in their official capacities, from any and all causes of action, rights and claims of any type or description, known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, in any way resulting from, arising out of or connected with my employment by the Company or any of its Affiliates or the termination of that employment, including, but not limited to, any allegation, claim or violation arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Worker Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; Executive Retirement Income Security Act of 1974; the Fair Labor Standards Act; any applicable Executive Orders; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other federal, state or local law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, intentional infliction of emotional distress or defamation; or any claim for costs, fees or other expenses, including attorneys’ fees incurred in these matters (all of the foregoing collectively referred to herein as “Claims”), other than (i) the right to payment of any vested or accrued benefits under any supplemental compensation, insurance, retirement and/or other benefit plan or agreement applicable to Executive, (ii) the right to payment of any amounts owed to me by Company pursuant to Section 5 of the Agreement, (iii) any rights under applicable workers compensation or unemployment compensation laws, (iv) any rights that survive termination of my employment pursuant to an restricted stock units/options grant agreement or certificate to purchase the Company’s (or an Affiliate’s) capital stock, (v) any rights with respect to the Company’s (or an Affiliate’s) capital stock owned by Executive, or (vi) any rights to indemnification under the Agreement, the Company’s by-laws or any other applicable law.

In signing this Release of Claims, I acknowledge my understanding that I may not sign it prior to the termination of my employment, but that I may consider the terms of this Release of Claims for up to twenty-one (21) days (or such longer period as the Company may specify) from the later of the date my employment with the Company terminates or the date I receive this Release of Claims. I also acknowledge that I am advised by the Company and its Affiliates to seek the advice of an attorney prior to signing this Release of Claims; that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other Person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.

I represent that I have not filed against the Released Parties any complaints, charges, or lawsuits arising out of my employment, or any other matter arising on or prior to the date of this Release of Claims, and covenant and agree that I will never individually or with any Person file, or commence the filing of, any charges, lawsuits, complaints or proceedings with any governmental agency, or against the Released Parties with respect to any of the matters released by me pursuant to this Release of Claims.

I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the Agreement. I understand that I may revoke this Release of Claims at any time within seven (7) days of the date of my signing by written notice to the Secretary, Board of Directors of the Company (or such other Person as the Company may specify by notice to me given in accordance with the Agreement) and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.

Intending to be legally bound, I have signed this Release of Claims as of the date written below.

Signature:

Name:

Date Signed:

AMENDMENT TO THE EMPLOYMENT AGREEMENT

This Amendment (“Amendment”) to the Employment Agreement dated October 1, 2024 (the “Agreement”), is made and entered into as of October 24, 2024, by and between Callan JMB Inc., a Nevada corporation (the “Company”), and David J. Croyle, M.D., an individual (“Executive”). Each of the Company and Executive is a “Party” to this Amendment and the Company and Executive, collectively, the “Parties” hereto.

RECITALS

WHEREAS, the Company and the Executive desire to amend the Agreement to revise certain terms, conditions and obligations of the Parties with respect to the Executive’s employment in the Company.

NOW, THEREFORE, for and in consideration of the promises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to amend the Agreement as follows:

1.	Section 2 of the Agreement is hereby deleted in its entirety, and in its place the following is inserted:

Term. The Executive’s employment hereunder shall be effective from the Effective Date, and shall continue for two year after the 1st Day of the Initial Public Offering of the Company (the “Initial Term”), unless terminated earlier pursuant to the terms of this Agreement; provided that, on expiry of such Initial Term, the Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one (1) years (each “Renewal Term”), unless either Party provides written notice of its intention not to extend the term of the Agreement at least 90 days prior to the applicable renewal date. The Initial Term and each Renewal Term are hereinafter referred to as the “Term.”

2.	Section 4(a) of the Agreement is hereby deleted in its entirety, and in its place the following is inserted:

(a) Base Salary. For services performed by Executive under this Agreement, Company shall pay Executive an annual base salary of $100,000 from the 1st Day of the Initial Term, through December 31, 2025, $130,000 from January 1, 2026, through December 31, 2026, and $160,000 from January 1, 2027 through December 31, 2027, minus applicable withholdings and deductions, payable at the same times as salaries are payable to other executives of Company (the “Base Salary”). During the Term, the Base Salary shall be reviewed by the Compensation Committee and/or the Board each year, and the Board may, from time to time, increase such Base Salary and any reference to “Base Salary” herein shall refer to such Base Salary, as increased.

3.	Except as set forth above, all of the terms, conditions and provisions of the Agreement shall be and remain in full force and effect. Capitalized terms used but not defined herein shall have the meanings given to them in the Agreement. This Amendment shall be effective on the date set forth above.

[SIGNATURE PAGE TO THE AMENDMENT FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed on the date first written above.

“COMPANY”

CALLAN JMB INC.

/s/ Wayne Williams
Wayne Williams
Chief Executive Officer and President

“EXECUTIVE”

/s/ David J. Croyle
David J. Croyle, M.D.